Exhibit 2.2
CERTIFICATE OF MERGER

OF

ADEX MEDIA ACQUISITION, INC.

(a Delaware corporation)

WITH AND INTO

ABUNDANTAD, INC.

(a Nevada Corporation)

(Pursuant to Section 252(c) of the Delaware General Corporation Law)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware and the Revised Statutes of the State of Nevada, respectively, do hereby certify:

FIRST: Adex Media Acquisition, Inc., a Delaware corporation, is being merged into Abundantad, Inc., a Nevada corporation.

SECOND: That an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), whereby Adex Media Acquisition, Inc. is merged with and into Abundantad, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware and Section 78.135 of the Revised Statutes of the State of Nevada.

THIRD: That the name of the surviving corporation is Abundantad, Inc.

FOURTH: That the Certificate of Incorporation of Abundantad, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at Abundantad, Inc., 883 North Shoreline Blvd., Suite A-200, Mountain View, CA 94943.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That (i) Abundantad, Inc. may be served with process in Delaware in any proceeding for enforcement of any obligation of Adex Media Acquisition, Inc., as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and (ii) Abundantad, Inc. hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding and the Secretary of State shall mail a copy of any such process to Abundantad, Inc., 883 North Shoreline Blvd., Suite A-200, Mountain View, CA 94943.

NINTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Abundantad, Inc., by written consent in lieu of a meeting of the stockholders.

TENTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Adex Media Acquisition, Inc., by written consent in lieu of a meeting of the stockholders.

[Signature Page Follows]

 [SIGNATURE PAGE TO CERTIFICATE OF MERGER]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the __th day of May, 2008.

ADEX MEDIA ACQUISITION, INC.

By:	/s/ D. Chad Allison
Name: D. Chad Allison
Title: President

ABUNDANTAD, INC.

By:	/s/ Ed Roffman
Name: Ed Roffman
Title: Chief Executive Officer

 3